Exhibit 99.1

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders Announces Closing of Private Debt Exchange Agreement

for 100% of its $75 Million of Trust Preferred Securities

Bensalem, Pennsylvania, August 4, 2009:

Orleans Homebuilders, Inc. (the “Company”) (AMEX: OHB) announced today that, with the consent required and received yesterday from its bank lending group, the Company has successfully closed a private debt exchange offering for 100% of its $75 million aggregate principal amount of unsecured junior subordinated trust preferred securities issued by an affiliate of the Company on November 23, 2005 for new unsecured junior subordinated notes issued by OHI Financing, Inc., a wholly owned subsidiary of the Company.  The private debt exchange and related bank lending group consent both closed on August 3, 2009.

Jeffrey P. Orleans, Chief Executive Officer, stated, “We appreciate the cooperation of the holders of our $75 million issue of trust preferred securities in these challenging times.  We believe that the terms of the new subordinated notes will improve our ability to manage through the current difficult homebuilding environment and over the longer term.”

The key terms of the new notes are generally as set forth below:

•                  The new notes require quarterly interest coupon payments (a) at a reduced interest rate of 1.00% per annum for each of the first five years through and including July 30, 2014; (b) at an interest rate of 8.61% per annum from July 31, 2014 through January 30, 2016 inclusive; and (c) at an interest rate of LIBOR plus 3.60% per annum thereafter.   In addition, the quarterly interest coupon due on July 30, 2009 under the old notes has been paid at a 1.00% per annum interest rate rather than the rate under the old notes.

•                  The Company is no longer required to post an additional $2.5 million financial letter of credit that would have been due on July 30, 2009 under the old securities.  However, the $5.0 million financial letter of credit issued in August 2007 for the benefit of the old securities has been cancelled and replaced with a new $5.0 million financial letter of credit.

•                  The aggregate principal amount of the new notes is $93.75 million (an increase from $75.0 million under the old securities to generally provide for the interest rate reduction), the new notes also mature on January 30, 2036 (the same date as the old notes), and the new notes are guaranteed by the Company on a subordinated basis.

•                  The terms of the new notes eliminated the minimum interest coverage ratio and consolidated tangible net worth covenants in the old notes related to a “3.00% additional interest” provision as well the minimum interest coverage ratio covenant in the third and fourth quarters of fiscal 2010 and the first quarter of fiscal 2011.  The new notes do not have any such minimum interest ratio or consolidated tangible net worth covenants.

•                  Under the terms of the new notes, the Company may redeem the notes in whole or in part at any time prior to the maturity date at a price equal to the principal amount plus any accrued and unpaid interest to the date of redemption.

•                  The new notes also contain an optional redemption feature, whereby the Company may under certain circumstances redeem the new notes at a discount to the par value.  In the event of a “change of control” (as defined), the Company may, at its option, redeem the new notes in whole at a price equal to the aggregate of (a) $17.580 million provided that the change of control occurs on or before December 31, 2012, or $21.975 million if the change of control occurs on or after January 1, 2013, but prior to the maturity date; plus (b) the $5.0 million financial letter of credit, plus (c) 0.17857 times the amount paid or distributed to or received by, directly or indirectly, the equity interests of the Company.  In no event shall this optional redemption amount ever exceed the par amount of the new notes.

•                  For purposes of the Company’s optional redemption provision, a “change of control” is generally defined to mean one or more of the following events: (a) a sale of all or substantially all of the assets of the Company to any person or group of related persons (unaffiliated with the Company); or (b) an acquisition by any person or group of related persons (other than an affiliate of the Company) of securities representing more than 80% of the issued and outstanding equity interests (and more than 50% of the aggregate ordinary voting power) in the Company.

•                  The Company will generally be restricted from declaring or paying any dividends or distributions on equity until July 30, 2014.

•                  The new notes also contain a provision that the Company shall not, without the express written consent of the holders of a majority in aggregate principal amount of the outstanding securities, enter into an exchange offer, amendment, supplement or similar transaction with respect to the Company’s existing $30 million of 8.52% trust preferred securities unless the material terms of any such transaction are substantially similar to and not more favorable to the holders of those securities than those set forth under the new notes.

•                  The closing of the exchange offering was conditioned upon certain matters, including the receipt of requisite bank lender group consent to complete the debt exchange offering, the replacement of the existing $5.0 million financial letter of credit as described above, and payment of $750,000 for fees and expenses of the holders of the securities.  Each of these closing conditions has now been met and the debt exchange offering has been consummated.

Pursuant to the bank lender group consent to complete the debt exchange offering, the Company provided the bank group on closing a mortgage on a parcel of real property consisting of approximately 60 lots previously included in the borrowing base calculations.  The lender consent also included a provision to generally permit the Company, on or prior to September 30, 2009, to complete an exchange offer, amendment, supplement or similar transaction with respect to the Company’s existing $30 million of 8.52% trust preferred securities, provided the transaction was approved by the agent upon review by bank group counsel.  While the Company intends to enter negotiations with the holders of its 8.52% trust preferred securities, no assurance can be given that any transaction will be entered into at all, or if one is entered into, that it will be on terms favorable to the Company, similar terms to the debt or on terms acceptable to the bank group or to the holders of the new notes.

The cash flow savings and enhanced liquidity noted above are not sufficient to meet the Company’s current liquidity needs.  The Company anticipates that without an amendment to the Company’s revolving credit facility to increase borrowing base availability on or before August 15, 2009 (the date the borrowing base certificate as of July 31, 2009 is due), the net borrowing base availability at that time will be significantly less than the borrowings outstanding under the revolving credit facility at that time.  If the Company is not successful in obtaining a bank amendment addressing its borrowing base liquidity and other needs on or before August 15, 2009, the Company anticipates that it will likely not have sufficient liquidity to continue its normal operations and will be in breach of its minimum liquidity covenant under the revolving credit facility at that time, or within approximately a week thereafter.  While the Company continues to work constructively with its lenders to obtain an amendment to the Company’s revolving credit facility addressing the Company’s liquidity and covenant needs, and it remains hopeful that such an amendment can be obtained, the Company can offer no assurance that it will be able to obtain such an amendment, obtain such an amendment on acceptable terms or obtain alternative financing in the event it does not obtain such an amendment.  For additional discussion of the Company’s liquidity, including a discussion of an additional loan fee payable to the bank lending group on September 15, 2009 in an amount up to approximately $12.5 million and the scheduled December 20, 2009 maturity date of the Company’s revolving credit facility, please refer to the Liquidity and Capital Resources section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission on May 15, 2009.

Garry P. Herdler, Executive Vice President and Chief Financial Officer, stated, “While the Company continues to be negatively impacted by poor industry fundamentals, this transaction improves the Company’s capital structure, flexibility and liquidity through the significant cash flow savings for each of the next five years.  We believe that this debt exchange agreement is a positive first step for the bank group, the Company and the holders of these notes.”

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including luxury, move-up, first-time, empty nester and active adult homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated or expected conditions in or recovery of the housing market, and economic conditions; the Company’s long-term opportunities; continuing overall economic conditions and conditions in the housing and mortgage markets and industry outlook; anticipated or expected operating results, revenues, sales, net new orders, pace of sales, spec unit levels, and traffic; future or expected liquidity, financial resources, debt or equity financings, amendments to or extensions of our existing revolving credit facility, strategic transactions or other alternative recapitalization or exchange offer transactions; the anticipated impact of bank reappraisals; future impairment charges, future tax valuation allowance and its value; anticipated or possible federal and state stimulus plans or other possible future government support for the housing and financial services industries; anticipated legislation and its impact; expected tax refunds; anticipated use of proceeds from transactions; anticipated cash flow from operations; reductions in land expenditures; the Company’s ability to meet its internal financial objectives or projections, and debt covenants; potential future land sales; the Company’s future liquidity, capital structure and finances; and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to obtain any amendment to or extension of its existing revolving credit facility or other alternative financing or adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, our ability to modify or extend our existing credit facility or otherwise engage in a financing or strategic transaction; the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports of Form 10-Q.